Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Ed Moreland Media Relations Rockwell Automation 571.296.0391	Aijana Zellner Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports Second Quarter 2023 Results; Updates Fiscal 2023 Guidance

•Reported sales up 25.8% year over year; organic sales up 27.3% year over year
•Total ARR up 15% year over year
•Diluted EPS of $2.59 and adjusted EPS of $3.01; up 463% and 81% year over year, respectively
•Updates fiscal 2023 reported sales growth guidance to 12.5% - 16.5%; organic sales growth to 13.0% - 17.0%
•Updates fiscal 2023 diluted EPS guidance to $11.71 - $12.41; Adjusted EPS guidance to $11.50 - $12.20

MILWAUKEE (April 27, 2023) — Rockwell Automation, Inc. (NYSE: ROK) today reported second quarter fiscal 2023 results.

“We had another quarter of outstanding performance on both topline and bottom line, with sales up over 25% year over year. Our strong sales and margin growth reflect the continued improvement in component availability and our strong execution to deliver critical solutions to our customers,” said Blake Moret, Chairman and CEO.

Fiscal Q2 2023 Financial Results
Fiscal 2023 second quarter sales were $2,275 million, up 25.8% from $1,808 million in the second quarter of fiscal 2022. Organic sales increased 27.3%, currency translation decreased sales by 2.8%, and acquisitions increased sales by 1.3%.

Fiscal 2023 second quarter Net income attributable to Rockwell Automation was $300 million or $2.59 per share, compared to $53.9 million or $0.46 per share in the second quarter of fiscal 2022. The increases in Net income attributable to Rockwell Automation and diluted EPS were primarily due to higher sales and higher pre-tax margin. Fiscal 2023 second quarter adjusted EPS was $3.01, up 81.3% compared to $1.66 in the second quarter of fiscal 2022 primarily due to higher sales and higher segment operating margin.
Pre-tax margin was 15.4% in the second quarter of fiscal 2023 compared to 2.3% in the same period last year. The increase in pre-tax margin was primarily due to higher sales and fair value adjustments related to our investment in PTC, partially offset by higher non-operating pension expense.
Total segment operating earnings were $484 million in the second quarter of fiscal 2023, up 70.8% from $283 million in the same period of fiscal 2022. Total segment operating margin was 21.3% compared to 15.7% a year ago primarily due to higher sales volume and positive price/cost, partially offset by higher incentive compensation and higher investment spend.
Cash flow generated by operating activities in the second quarter of fiscal 2023 was $187 million, compared to $90.8 million in the second quarter of fiscal 2022. Free cash flow in the second quarter of fiscal 2023 was $156 million, compared to $45.9 million in the same period last year. Increases in cash flow provided by operating activities and free cash flow were primarily driven by higher pre-tax income, partially offset by higher working capital.

Fiscal Year 2023 Outlook
The table below provides guidance for sales growth and earnings per share for fiscal 2023. Our updated guidance reflects first half performance and record backlog. It also assumes continued improvement in electronic component availability.

	Updated Guidance	Prior Guidance
Reported sales growth	12.5% - 16.5%	10.0% - 14.0%
Organic sales growth	13.0% - 17.0%	11.0% - 15.0%
Inorganic sales growth	~1.0%	~1.0%
Currency translation	~(1.5)%	~(2.0)%
Diluted EPS	$11.71 - $12.41	$10.99 - $11.79
Adjusted EPS	$11.50 - $12.20	$10.70 - $11.50

"Our market-leading solutions across discrete, hybrid, and process industries are helping customers build new plants faster, operate existing facilities more efficiently, and more seamlessly upgrade to next generation platforms. Rockwell is becoming even more important to industrial companies as they look for a trusted adviser with scalable technology, a strong installed base, and the best-in-class ecosystem to help them grow and expand over the next decade," Moret continued.

Following is a discussion of second quarter results for our business segments.
Intelligent Devices
Intelligent Devices second quarter fiscal 2023 sales were $1,023 million, an increase of 26.5% compared to $809 million in the same period last year. Organic sales increased 26.8%, currency translation decreased sales by 2.7%, and the acquisition of CUBIC increased sales by 2.4%. Segment operating earnings were $207 million compared to $118 million in the same period last year. Segment operating margin increased to 20.2% from 14.6% a year ago. The increase from prior year was driven by positive price/cost and higher sales volume, partially offset by higher investment spend and incentive compensation.

Software & Control
Software & Control second quarter fiscal 2023 sales were $741 million, an increase of 38.5% compared to $535 million in the same period last year. Organic sales increased 41.6% and currency translation decreased sales by 3.1%. Segment operating earnings were $249 million compared to $132 million in the same period last year. Segment operating margin increased to 33.6% from 24.6% a year ago, driven by higher sales volume and positive price/cost, partially offset by higher investment spend and incentive compensation.

Lifecycle Services
Lifecycle Services second quarter fiscal 2023 sales were $511 million, an increase of 10.0% compared to $465 million in the same period last year. Organic sales increased 11.7%, currency translation decreased sales by 2.5%, and acquisitions increased sales by 0.8%. Segment operating earnings were $27.9 million compared to $33.7 million in the same period last year. Segment operating margin decreased to 5.5% from 7.3% a year ago. The benefit of higher sales was more than offset by higher incentive compensation costs and one-time items to expand future profitability.

Supplemental Information
ARR - Total ARR and Organic ARR grew 15% compared to the end of the second quarter of fiscal 2022.
Corporate and other - Fiscal 2023 second quarter Corporate and other expense was $29.2 million compared to $24.6 million in the second quarter of fiscal 2022. The increase was primarily due to mark-to-market adjustments related to our deferred and non-qualified compensation plans.
Purchase accounting depreciation and amortization - Fiscal 2023 second quarter Purchase accounting depreciation and amortization expense was $26.6 million, up $0.5 million from the second quarter of fiscal 2022.
Tax - On a GAAP basis, the effective tax rate in the second quarter of fiscal 2023 was 16.1% compared to (20.2)% in the second quarter of fiscal 2022. The higher effective tax rate was primarily due to the tax effects of fair value adjustments related to our investment in PTC. The adjusted effective tax rate for the second quarter of fiscal 2023 was 17.4% compared to 16.0% in the prior year.
Share repurchases - During the second quarter of fiscal 2023, the Company repurchased approximately 0.2 million shares of its common stock at a cost of $38.4 million. At March 31, 2023, $1.1 billion remained available under our existing share repurchase authorization.
Return on Invested Capital (ROIC) - ROIC was 19.7% for the twelve months ended March 31, 2023, compared to 13.2% for the twelve months ended March 31, 2022. The increase is primarily driven by higher pre-tax income, partially offset by a higher effective tax rate and higher invested capital.
Definitions
Non-GAAP Measures - Organic sales, total segment operating earnings, total segment operating margin, adjusted income, adjusted EPS, adjusted effective tax rate, free cash flow, free cash flow conversion, and ROIC are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

Organic ARR - Annual recurring revenue (ARR) is a key metric that enables measurement of progress in growing our recurring revenue business. It represents the annual contract value of all active recurring revenue contracts at any point in time. Recurring revenue is defined as a revenue stream that is contractual, typically for a period of 12 months or more, and has a high probability of renewal. The probability of renewal is based on historical renewal experience of the individual revenue streams, or management's best estimates if historical renewal experience is not available. Organic ARR growth is calculated as the dollar change in ARR, adjusted to exclude the effects of currency translation and acquisitions, divided by ARR as of the prior period. The effects of currency translation are excluded by calculating Organic ARR on a constant currency basis. When we acquire businesses, we exclude the effect of ARR in the current period for which there was no comparable ARR in the prior period. We believe that Organic ARR provides useful information to investors because it reflects our recurring revenue performance period over period without the effect of acquisitions and changes in currency exchange rates. Organic ARR growth is also used as a financial measure of performance for our annual incentive compensation. Our measure of ARR may be different from measures used by other companies. Because ARR is based on annual contract value, it does not represent revenue recognized during a particular reporting period or revenue to be recognized in future reporting periods and is not intended to be a substitute for revenue, contract liabilities, or backlog.
Total ARR - Total ARR growth is calculated as the dollar change in ARR, adjusted to exclude the effects of currency. The effects of currency translation are excluded by calculating Total ARR on a constant currency basis. Total ARR includes acquisitions even if there was no comparable ARR in the prior period. We believe that Total ARR provides useful information to investors because it reflects our recurring revenue performance period over period including the effect of acquisitions.

Conference Call
A conference call to discuss the quarterly results will be held at 8:30 a.m. Eastern Time on April 27, 2023. The call will be an audio webcast and accessible on the Rockwell Automation website (www.rockwellautomation.com/en-us/investors.html). Presentation materials will also be available on the website prior to the call.
Interested parties can access the conference call by dialing the following numbers: (888) 330-2022 in the U.S. and Canada; (646) 960-0690 for other countries. Use the following passcode: 5499533. Please dial in 10 minutes prior to the start of the call.
Both the presentation materials and a replay of the call will be available on the Investor Relations section of the Rockwell Automation website through May 27, 2023.

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend”, and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:
•the availability and price of components and materials;
•macroeconomic factors, including inflation, global and regional business conditions (including adverse impacts in certain markets, such as Oil & Gas), commodity prices, currency exchange rates, the cyclical nature of our customers’ capital spending, and sovereign debt concerns;
•the severity and duration of disruptions to our business due to pandemics (including the COVID-19 pandemic), natural disasters (including those as a result of climate change), acts of war (including the Russia and Ukraine conflict), strikes, terrorism, social unrest or other causes, including the impacts of the COVID-19 pandemic and efforts to manage it on the global economy, liquidity and financial markets, demand for our hardware and software products, solutions, and services, our supply chain, our work force, our liquidity, and the value of the assets we own;
•our ability to attract, develop, and retain qualified personnel;
•the availability, effectiveness, and security of our information technology systems;
•our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our hardware and software products, solutions, and services;
•the successful integration and management of strategic transactions and achievement of the expected benefits of these transactions;
•laws, regulations, and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, trade controls (including sanctions placed on Russia), cybersecurity, and climate change;
•the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;
•our ability to manage and mitigate the risks associated with our solutions and services businesses;
•the successful execution of our cost productivity initiatives;
•competitive hardware and software products, solutions, and services, pricing pressures, and our ability to provide high quality products, solutions, and services;
•the availability and cost of capital;
•disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;
•intellectual property infringement claims by others and the ability to protect our intellectual property;
•the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;
•the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions, and services we sell;
•risks associated with our investment in common stock of PTC Inc., including the potential for volatility in our reported quarterly earnings associated with changes in the market value of such stock;
•our ability to manage costs related to employee retirement and health care benefits; and
•other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 28,000 problem solvers dedicated to our customers in more than 100 countries. To learn more about how we are bringing The Connected Enterprise(R) to life across industrial enterprises, visit www.rockwellautomation.com.

ROCKWELL AUTOMATION, INC.
CONDENSED STATEMENT OF OPERATIONS INFORMATION
(in millions, except percentages)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Sales (a)	$2,275.4	$1,808.1	$4,256.4	$3,665.4
Cost of sales	(1,342.9)	(1,144.0)	(2,510.3)	(2,252.2)
Gross profit (b)	932.5	664.1	1,746.1	1,413.2
Selling, general and administrative expenses (c)	(501.2)	(428.5)	(970.7)	(876.0)
Change in fair value of investments (1)	63.0	(140.7)	203.6	(133.1)
Other expense	(107.1)	(23.7)	(89.8)	(20.8)
Interest expense	(35.8)	(30.1)	(69.9)	(59.7)
Income before income taxes	351.4	41.1	819.3	323.6
Income tax (provision) benefit	(56.5)	8.3	(145.7)	(35.3)
Net income	294.9	49.4	673.6	288.3
Net loss attributable to noncontrolling interests	(5.4)	(4.5)	(10.7)	(7.1)
Net income attributable to Rockwell Automation, Inc.	$300.3	$53.9	$684.3	$295.4

Gross profit as percent of sales (b/a)	41.0%	36.7%	41.0%	38.6%
SG&A as percent of sales (c/a)	22.0%	23.7%	22.8%	23.9%
(1) Primarily relates to the change in fair value of investment in PTC.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Sales
Intelligent Devices (a)	$1,023.2	$808.6	$1,959.4	$1,708.9
Software & Control (b)	741.1	534.9	1,314.4	1,048.8
Lifecycle Services (c)	511.1	464.6	982.6	907.7
Total sales (d)	$2,275.4	$1,808.1	$4,256.4	$3,665.4
Segment operating earnings
Intelligent Devices (e)	$206.9	$118.2	$416.3	$331.2
Software & Control (f)	249.3	131.5	416.6	249.1
Lifecycle Services (g)	27.9	33.7	52.2	58.2
Total segment operating earnings (1) (h)	484.1	283.4	885.1	638.5
Purchase accounting depreciation and amortization	(26.6)	(26.1)	(52.6)	(52.2)
Corporate and other	(29.2)	(24.6)	(56.5)	(54.0)
Non-operating pension and postretirement benefit cost	(105.4)	(21.3)	(93.0)	(16.9)
Change in fair value of investments	63.0	(140.7)	203.6	(133.1)
Interest expense, net	(34.5)	(29.6)	(67.3)	(58.7)
Income before income taxes (i)	351.4	41.1	819.3	323.6
Income tax (provision) benefit	(56.5)	8.3	(145.7)	(35.3)
Net income	294.9	49.4	673.6	288.3
Net loss attributable to noncontrolling interests	(5.4)	(4.5)	(10.7)	(7.1)
Net income attributable to Rockwell Automation, Inc.	$300.3	$53.9	$684.3	$295.4

Diluted EPS	$2.59	$0.46	$5.90	$2.51

Adjusted EPS (2)	$3.01	$1.66	$5.48	$3.79

Diluted weighted average outstanding shares	115.6	117.1	115.6	117.2

Pre-tax margin (i/d)	15.4%	2.3%	19.2%	8.8%

Intelligent Devices segment operating margin (e/a)	20.2%	14.6%	21.2%	19.4%
Software & Control segment operating margin (f/b)	33.6%	24.6%	31.7%	23.8%
Lifecycle Services segment operating margin (g/c)	5.5%	7.3%	5.3%	6.4%
Total segment operating margin (1) (h/d)	21.3%	15.7%	20.8%	17.4%
(1) Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, corporate and other, non-operating pension and postretirement benefit cost, change in fair value of investments, interest expense, net, and income tax (provision) benefit because we do not consider these items to be directly related to the operating performance of our segments. We believe total segment operating earnings and total segment operating margin are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.
(2) Adjusted EPS is a non-GAAP earnings measure that excludes purchase accounting depreciation and amortization, non-operating pension and postretirement benefit cost, change in fair value of investments, and net loss attributable to noncontrolling interests, including their respective tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate" section for more information regarding non-operating pension and postretirement benefit cost and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	March 31, 2023	September 30, 2022
Assets
Cash and cash equivalents	$456.0	$490.7
Receivables	2,045.6	1,736.7
Inventories	1,328.5	1,054.2
Property, net	637.6	586.5
Operating lease right-of-use assets	308.4	321.0
Goodwill and intangibles	4,595.2	4,426.0
Long-term investments	1,053.3	1,056.0
Other assets	1,044.5	1,087.6
Total	$11,469.1	$10,758.7
Liabilities and Shareowners’ Equity
Short-term debt	$1,122.6	$968.4
Accounts payable	992.4	1,028.0
Long-term debt	2,868.1	2,867.8
Operating lease liabilities	254.5	263.5
Other liabilities	2,796.0	2,614.3
Shareowners' equity attributable to Rockwell Automation, Inc.	3,155.5	2,725.6
Noncontrolling interests	280.0	291.1
Total	$11,469.1	$10,758.7

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Six Months Ended March 31,
	2023	2022
Operating activities:
Net income	$673.6	$288.3
Depreciation and amortization	119.9	121.4
Change in fair value of investments (1)	(203.6)	133.1
Retirement benefits expense	114.4	58.0
Pension contributions	(13.4)	(15.8)
Receivables/inventories/payables	(507.2)	(226.5)
Contract liabilities	85.1	79.4
Compensation and benefits	14.1	(145.0)
Income taxes	(30.8)	(229.7)
Other operating activities	1.3	15.6
Cash provided by operating activities	253.4	78.8
Investing activities:
Capital expenditures	(55.7)	(82.0)
Acquisition of businesses, net of cash acquired	(168.0)	(16.4)
Purchases of investments	(5.2)	(47.6)
Proceeds from sale of investments	205.2	1.3
Other investing activities	4.2	—
Cash used for investing activities	(19.5)	(144.7)
Financing activities:
Net issuance of short-term debt	162.2	341.3
Repayment of debt	(18.8)	(210.0)
Cash dividends	(271.4)	(260.2)
Purchases of treasury stock	(195.2)	(51.2)
Proceeds from the exercise of stock options	48.7	42.0
Other financing activities	(22.0)	(4.4)
Cash used for financing activities	(296.5)	(142.5)
Effect of exchange rate changes on cash	19.3	(10.8)
Decrease in cash, cash equivalents, and restricted cash (2)	$(43.3)	$(219.2)
(1) Primarily relates to the change in fair value of investment in PTC.
(2) Cash, cash equivalents, and restricted cash at March 31, 2023, includes restricted cash of $8.6 million recorded in Other assets in the Condensed Balance Sheet. Cash, cash equivalents, and restricted cash at March 31, 2022, includes restricted cash of $17.2 million recorded in Other assets in the Condensed Balance Sheet.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of acquisitions and changes in currency exchange rates, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of acquisitions and changes in currency exchange rates. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and six months ended March 31, 2023, compared to sales for the three and six months ended March 31, 2022:

	Three Months Ended March 31,
	2023				2022
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
North America	$1,310.6	$3.1	$(7.6)	$1,315.1	$1,071.6
EMEA	486.5	14.7	(22.6)	494.4	348.9
Asia Pacific	334.2	5.3	(22.0)	350.9	266.2
Latin America	144.1	—	2.9	141.2	121.4
Total	$2,275.4	$23.1	$(49.3)	$2,301.6	$1,808.1

	Six Months Ended March 31,
	2023				2022
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
North America	$2,489.5	$4.3	$(15.7)	$2,500.9	$2,172.3
EMEA	859.3	26.4	(63.5)	896.4	703.6
Asia Pacific	630.7	8.0	(51.7)	674.4	545.1
Latin America	276.9	—	5.0	271.9	244.4
Total	$4,256.4	$38.7	$(125.9)	$4,343.6	$3,665.4
The following is a reconciliation of reported sales to organic sales for our operating segments for the three and six months ended March 31, 2023, compared to sales for the three and six months ended March 31, 2022:

	Three Months Ended March 31,
	2023				2022
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
Intelligent Devices	$1,023.2	$19.3	$(21.5)	$1,025.4	$808.6
Software & Control	741.1	—	(16.2)	757.3	534.9
Lifecycle Services	511.1	3.8	(11.6)	518.9	464.6
Total	$2,275.4	$23.1	$(49.3)	$2,301.6	$1,808.1

	Six Months Ended March 31,
	2023				2022
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
Intelligent Devices	$1,959.4	$33.0	$(59.1)	$1,985.5	$1,708.9
Software & Control	1,314.4	—	(36.4)	1,350.8	1,048.8
Lifecycle Services	982.6	5.7	(30.4)	1,007.3	907.7
Total	$4,256.4	$38.7	$(125.9)	$4,343.6	$3,665.4
The following is a reconciliation of reported sales growth to organic sales growth for the three and six months ended March 31, 2023, compared to sales for the three and six months ended March 31, 2022:

	Three Months Ended March 31, 2023
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	22.3%	0.3%	(0.7)%	22.7%
EMEA	39.4%	4.2%	(6.5)%	41.7%
Asia Pacific	25.5%	2.0%	(8.3)%	31.8%
Latin America	18.7%	—%	2.4%	16.3%
Total	25.8%	1.3%	(2.8)%	27.3%

	Six Months Ended March 31, 2023
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	14.6%	0.2%	(0.7)%	15.1%
EMEA	22.1%	3.8%	(9.1)%	27.4%
Asia Pacific	15.7%	1.5%	(9.5)%	23.7%
Latin America	13.3%	—%	2.0%	11.3%
Total	16.1%	1.1%	(3.5)%	18.5%
The following is a reconciliation of reported sales growth to organic sales growth for our operating segments for the three and six months ended March 31, 2023, compared to sales for the three and six months ended March 31, 2022:

	Three Months Ended March 31, 2023
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	26.5%	2.4%	(2.7)%	26.8%
Software & Control	38.5%	—%	(3.1)%	41.6%
Lifecycle Services	10.0%	0.8%	(2.5)%	11.7%
Total	25.8%	1.3%	(2.8)%	27.3%

	Six Months Ended March 31, 2023
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	14.7%	1.9%	(3.4)%	16.2%
Software & Control	25.3%	—%	(3.5)%	28.8%
Lifecycle Services	8.3%	0.6%	(3.3)%	11.0%
Total	16.1%	1.1%	(3.5)%	18.5%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)
Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate
Adjusted income, adjusted EPS, and adjusted effective tax rate are non-GAAP earnings measures that exclude non-operating pension and postretirement benefit cost, purchase accounting depreciation and amortization attributable to Rockwell Automation, change in fair value of investments, and Net loss attributable to noncontrolling interests, including their respective tax effects.
We believe that adjusted income, adjusted EPS, and adjusted effective tax rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of adjusted income, adjusted EPS, and adjusted effective tax rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate.
The following are the components of operating and non-operating pension and postretirement benefit cost:

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Service cost	$10.7	$20.5	$21.4	$41.1
Operating pension and postretirement benefit cost	10.7	20.5	21.4	41.1

Interest cost	40.0	32.7	79.8	65.4
Expected return on plan assets	(51.7)	(59.3)	(103.0)	(118.7)
Amortization of prior service cost	—	0.6	—	0.4
Amortization of net actuarial (gain) loss	(0.8)	22.4	(1.7)	44.9
Settlement charge	117.9	24.9	117.9	24.9
Non-operating pension and postretirement benefit cost	105.4	21.3	93.0	16.9

Net periodic pension and postretirement benefit cost	$116.1	$41.8	$114.4	$58.0
The components of net periodic pension and postretirement benefit cost other than the service cost component are included in Other expense in the Condensed Statement of Operations.
The following are reconciliations of Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate to adjusted income, adjusted EPS, and adjusted effective tax rate, respectively:

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Net income attributable to Rockwell Automation	$300.3	$53.9	$684.3	$295.4
Non-operating pension and postretirement benefit cost (1)	105.4	21.3	93.0	16.9
Tax effect of non-operating pension and postretirement benefit cost (1)	(25.6)	(5.5)	(22.8)	(4.7)
Purchase accounting depreciation and amortization attributable to Rockwell Automation	23.6	23.1	46.6	46.2
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(5.8)	(5.6)	(11.4)	(11.2)
Change in fair value of investments (2)	(63.0)	140.7	(203.6)	133.1
Tax effect of change in fair value of investments (2)	15.2	(33.4)	49.3	(29.9)
Adjusted income	$350.1	$194.5	$635.4	$445.8

Diluted EPS	$2.59	$0.46	$5.90	$2.51
Non-operating pension and postretirement benefit cost (1)	0.90	0.19	0.80	0.15
Tax effect of non-operating pension and postretirement benefit cost (1)	(0.22)	(0.05)	(0.20)	(0.04)
Purchase accounting depreciation and amortization attributable to Rockwell Automation	0.20	0.20	0.40	0.39
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(0.05)	(0.05)	(0.10)	(0.10)
Change in fair value of investments (2)	(0.54)	1.20	(1.75)	1.14
Tax effect of change in fair value of investments (2)	0.13	(0.29)	0.43	(0.26)
Adjusted EPS	$3.01	$1.66	$5.48	$3.79

Effective tax rate	16.1%	(20.2)%	17.8%	10.9%
Tax effect of non-operating pension and postretirement benefit cost (1)	1.9%	15.7%	0.7%	0.8%
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	0.4%	1.0%	0.5%	0.9%
Tax effect of change in fair value of investments (2)	(1.0)%	19.5%	(1.7)%	3.0%
Adjusted effective tax rate	17.4%	16.0%	17.3%	15.6%
(1) Includes settlement expense of $117.9 million for the three and six months ended March 31, 2023, and $24.9 million for the three and six months ended March 31, 2022.
(2) Primarily relates to the change in fair value of investment in PTC.

Fiscal 2023 Guidance

Diluted EPS (1)	$11.71 - $12.41
Non-operating pension and postretirement benefit cost (3)	0.66
Tax effect of non-operating pension and postretirement benefit cost (3)	(0.17)
Purchase accounting depreciation and amortization attributable to Rockwell Automation	0.82
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(0.20)
Change in fair value of investments (2)	(1.75)
Tax effect of change in fair value of investments (2)	0.43
Adjusted EPS (1)	$11.50 - $12.20

Effective tax rate	~ 17.5%
Tax effect of non-operating pension and postretirement benefit cost (3)	~ 0.5%
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	~ 0.5%
Tax effect of change in fair value of investments (2)	~ (1.0)%
Adjusted effective tax rate	~ 17.5%
(1) Fiscal 2023 guidance based on adjusted income attributable to Rockwell, which includes an adjustment for SLB's non-controlling interest in Sensia.
(2) The actual year-to-date adjustments, which are based on PTC's share price at March 31, 2023, and year-to-date sales of PTC Shares, are used for guidance, as estimates of these adjustments on a forward-looking basis are not available due to variability, complexity, and limited visibility of these items.
(3) Year-to-date pension settlement charges are used for guidance, as estimates of these adjustments on a forward-looking basis are not available due to variability, complexity, and limited visibility of these items.

Note: Guidance as of April 27, 2023

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends, and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Jun 30, 2021	Sep. 30, 2021 (1)	Dec. 31, 2021	Mar. 31, 2022	Jun. 30, 2022	Sep. 30, 2022	Dec. 31, 2022	Mar. 31, 2023
Cash provided by (used for) operating activities	$461.5	$204.1	$(12.0)	$90.8	$344.9	$399.4	$66.3	$187.1
Capital expenditures	(24.5)	(43.7)	(37.1)	(44.9)	(18.3)	(40.8)	(24.2)	(31.5)
Free cash flow	$437.0	$160.4	$(49.1)	$45.9	$326.6	$358.6	$42.1	$155.6
(1) Includes a payment of $28 million pre-tax to settle hedges executed in connection with our issuance of $1.5 billion of long-term notes in the fourth quarter of fiscal 2021.
Free cash flow conversion (free cash flow as a percentage of adjusted income) is a non-GAAP financial measure, which reflects our ability to generate cash from the operations of our business while considering the capital investments required to maintain operations and execute our strategy as a ratio of our operating performance. We believe free cash flow conversion provides useful information to investors about our ability to convert operating performance into cash generation. Our measure of free cash flow conversion may be different from measures used by other companies.
The table below provides free cash flow conversion for the three months ended March 31, 2023 and 2022:

	Quarter Ended
	Mar. 31, 2023	Mar. 31, 2022
Free cash flow (a)	$155.6	$45.9
Adjusted income (b)	350.1	194.5
Free cash flow conversion (a/b)	44%	24%
Return On Invested Capital
Our press release contains information regarding ROIC, which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Net income, before Interest expense, Income tax provision, and Purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of Short-term debt, Long-term debt, Shareowners’ equity, and Accumulated amortization of goodwill and other intangible assets, minus Cash and cash equivalents, Short-term investments, and long-term investments (fixed income securities), multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	March 31,
	2023	2022
(a) Return
Net income	$1,304.4	$631.9
Interest expense	133.5	108.4
Income tax provision	264.9	9.5
Purchase accounting depreciation and amortization	104.3	82.5
Return	$1,807.1	$832.3
(b) Average invested capital
Short-term debt	$898.0	$361.4
Long-term debt	3,106.5	2,871.0
Shareowners’ equity	3,051.1	2,627.5
Accumulated amortization of goodwill and intangibles	1,023.4	1,008.3
Cash and cash equivalents	(466.5)	(640.2)
Short-term and long-term investments	(7.6)	(1.8)
Average invested capital	$7,604.9	$6,226.2
(c) Effective tax rate
Income tax provision	264.9	9.5
Income before income taxes	$1,569.3	$641.4
Effective tax rate	16.9%	1.5%
(a) / (b) * (1-c) Return On Invested Capital	19.7%	13.2%